Exhibit 99.4

FOR IMMEDIATE RELEASE

                                  NEWS RELEASE

           eieiHome.com Takes Steps To Enforce Security For Default

New York, NY - July 27, 2000 - eieiHome.com Inc. (the "Company") today announced that the purchaser of the Canadian subsidiary, eieiHome.com Inc. (Ontario) on July 10, 2000, is in default of the payment terms of the promissory note in the principal amount of $718,850. The purchaser was to have paid to the Company a minimum of $65,350 by July 21, 2000. In accordance with the terms of the promissory note, the Company has issued a notice of default and based upon the continuing default the full amount of the promissory note plus interest and expenses is now due and payable. As security for the promissory note, the Company received limited guarantees from two principals of the purchaser and eieiHome.com Inc. (Ontario) secured by a pledge of certain securities from the principals of the purchaser and a general security agreement covering all of the assets of eieiHome.com Inc. (Ontario).

With the continuing default, the Company has served a Notice of Intention to Enforce its security. Pursuant to the Bankruptcy and Insolvency Act, the purchasers and the guarantors have a period of ten days to make full and complete payment to the Company. If full payment is not received by August 7, 2000, then the Company intends to take all available steps within their power to realize on their security.

Management of the Company expressed the hope that the matter could be settled in an orderly manner. However, the Company is prepared to take whatever steps are necessary in order to mitigate its losses in this matter. There is no assurance that any proceeds realized from the security will be adequate payment for the amount of the promissory note.

eieiHome.com Inc. is a Delaware company whose shares are quoted on the OTC Bulletin Board under the symbol "EIEI".

                                  * * * * * * *

For further information contact:

            Paul Hickey, Chairman               David O'Kell, Secretary
            EieiHome.com Inc.             Simmonds Capital Limited
            212-956-5422                        (905) 837-9909


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